Exhibit 99.1

April 1, 2005

Via E-Mail & Facsimile (203) 653-2501

Mitchell Kaye
Chief Investment Officer
XMark Funds
301 Tresser Boulevard, Suite 1320
Stamford, CT  06901

Dear Mr. Kaye:

On behalf of the Board of Directors of Aerogen, Inc., I am writing in response to your letter of March 29, 2005.  The Board was uniformly surprised and disappointed to receive such a letter from you, written as it was without the benefit of current information about what actions have been and are being taken by Aerogen and in light of your private opposition in the past to some of the very actions you are now recommending.

Since early December, you have consistently refused to receive any further information about strategic and value-creating alternatives being pursued by Aerogen, arguing that you wanted to become free to trade Aerogen stock in the market after the material non-public information you had earlier requested entered the public domain.  In addition, you have repeatedly refused Aerogen’s request that you identify one or more representatives to join its Board of Directors and constructively participate in the important decisions about the best way to maximize stockholder value.

It is apparent from the late Form 13D filings you made this week that you have been engaging in efforts for some time to sell your shares of Aerogen stock, without disclosing those transactions to the market as required under the Securities Exchange Act of 1934.  Your letter reveals no understanding of Aerogen or its business or the viable alternatives now confronting the Board, which comes as no surprise since no representative of Xmark has ever visited Aerogen or met in person with management to discuss the business, other than one meeting in October 2004 with myself and our CFO, Robert Breuil.  Indeed, early last month you failed to show up for a meeting you had requested with me in New York City.  We believe that the only real reason you are upset has nothing to do with the actions taken or not taken by the Board, but is because our stock price did not surge immediately following the financing as you expected and enable you to quickly liquidate your position at values your hedge funds would find attractive.

The Aerogen Board has acted proactively and responsibly since the time of your investment in 2004 to do what it believed was best for all stockholders, not just Xmark

Aerogen, Inc.  2071 Stierlin Court  Suite 100 Mountain View, CA 94043  phone 650.864.7300  fax 650.864.7350 www.aerogen.com and the holders of the Series A-1 Preferred Stock.  Notwithstanding the threats and mischaracterizations in your recent letter, the Board intends to continue to faithfully discharge its duties.  We would reiterate our invitation to you to join the Aerogen Board and participate in the discussions and important decisions the Board is facing over the next several months if you believe you can add constructively to the debate.

Sincerely,

/s/ Jane E. Shaw

Jane E. Shaw, Chairman

Aerogen, Inc.

cc:           Board of Directors